                                                               EXHIBIT 99.(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 24, 1997 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Manor Care, Inc.by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                     Notice of Offer to Purchase for Cash

                    Up to 1,500,000 Shares of Common Stock

                                      of

                       Vitalink Pharmacy Services, Inc.

                                      at

                               $20 Net Per Share

                                      by

                               Manor Care, Inc.

    Manor Care, Inc., a Delaware corporation (the "Purchaser") is offering to purchase up to 1,500,000 shares of common stock, par value $.01 per share (the "Shares"), of Vitalink Pharmacy Services, Inc., a Delaware corporation (the "Company"), at a price of $20 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is not conditioned upon there being tendered any minimum number of Shares. The Offer is subject to certain conditions which are set forth in the Offer to Purchase.

    The purpose of the Offer is for the Purchaser to increase its ownership interest in the Company from approximately 45% of the outstanding Shares to above 50% in order to consolidate the Company for financial reporting purposes.

    Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend or amend the Offer for any reason, and to terminate the Offer upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice thereof to the Depositary (as defined in the Offer to Purchase) and by making a public announcement thereof as described in the Offer to Purchase. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Upon the terms and subject to the conditions of the Offer, if more than 1,500,000 Shares are validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn, such Shares will be accepted for payment on a pro rata basis according to the number of Shares validly tendered and not properly withdrawn prior to the Expiration Date (with appropriate adjustments to avoid the purchase of fractional Shares). In the event that such proration is required, because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn, the Purchaser does not expect to announce the final results of proration or to pay for any Shares immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as soon as practicable following the Expiration Date, and does not expect to be able to announce the final results of proration until at least seven New York Stock Exchange, Inc. trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or MacKenzie Partners, Inc. as information agent (the "Information Agent"), and may be able to obtain such preliminary information and final results from their brokers. The Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. If, for any reason, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholder is entitled to exercise, and duly exercises, withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including proration due to tenders of Shares pursuant to the Offer in excess of 1,500,000 Shares), or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Except as otherwise provided by in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Wednesday, May 21, 1997 (or such later date as may apply in case the Offer is extended) (the "Expiration Date") and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after June 23, 1997.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received prior to the Expiration Date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the tendering stockholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph and timely received by the Depositary. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed to have not been validly tendered for the purposes of the Offer. Withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to by reference.

    The Company has provided the and security position listings holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant Shares or to brokers, dealers, commercial banks, trust companies and similar persons, whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

    Questions and requests for assistance, and requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

April 24, 1997